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                     February 24, 2023

       Charles Cassel
       Chief Executive Officer and Chief Financial Officer
       Consilium Acquisition Corp I, Ltd.
       2400 E. Commercial Boulevard, Suite 900
       Ft. Lauderdale, FL 33308

                                                        Re: Consilium
Acquisition Corp I, Ltd.
                                                            Form 10-K for the
year ended December 31, 2021
                                                            File No. 001-41219

       Dear Charles Cassel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction